Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-14363, 333-19141, 333-24329, 333-35701, 333-81783, 333-92711, 333-48376, 333-09090, 333-09092, 333-11036, 333-68218, 333-101048, 333-100730, 333-100729, 333-130804 and 333-130807, on Form S-8 and in Registration Statement No. 333-91449 on Form S-3 of our reports dated March 30, 2007, relating to the financial statements and financial statement schedule of Dendrite International Inc. and management’s report on the effectiveness of internal control over financial reporting (which report expresses an advise opinion on the effectiveness of the Company’s internal control over financial reporting, because of a material weakness) appearing in this Annual Report on Form 10-K of Dendrite International, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
March 30, 2007